Exhibit 3.3

CERTIFICATE OF CORRECTION

FILED TO CORRECT CERTAIN ERRORS IN THE

CERTIFICATE OF DESIGNATIONS

OF

20% JUNIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

TRANSMERIDIAN EXPLORATION INCORPORATED

FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE

ON JUNE 18, 2007

AND AMENDED ON JUNE 27, 2007

TRANSMERIDIAN EXPLORATION INCORPORATED (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify, pursuant to Section 103(f) of the DGCL, that:

1. The name of the Company is Transmeridian Exploration Incorporated.

2. A Certificate of Designations of 20% Junior Redeemable Convertible Preferred Stock of the Company was filed with the Secretary of State of the State of Delaware on June 18, 2007, and that such Certificate of Designations was subsequently amended by way of the Certificate of Amendment to the Certificate of Designations of 20% Junior Redeemable Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on June 27, 2007 (such Certificate of Designations, as amended by such Certificate of Amendment, the “Certificate”).

3. The inaccuracies or defects in the Certificate to be corrected are as follows: (i) Section 7(h) of the Certificate is incorrect in that it inadvertently omits references to the shares of the Company’s Common Stock (as defined in the Certificate) issuable by the Company in payment of dividends on the Redeemable Convertible Preferred Stock (as defined in the Certificate); and (ii) the definition of “Conversion Price” set forth in Section 24 of the Certificate is incorrect.

4. Section 7(h) of the Certificate is hereby corrected to read in its entirety as follows:

(h)

Overall Cap on Conversion; Notice of Limitation on Conversions. Notwithstanding any provision of this Certificate of Designations to the contrary, the number of shares of Common Stock issuable by the Company (A) upon the conversion of all shares of Redeemable Convertible Preferred Stock (including upon conversion of shares of Redeemable Convertible Preferred Stock issued in payment of dividends), (B) in payment of dividends on the Redeemable Convertible Preferred Stock (including on shares of the Redeemable Convertible Preferred Stock previously issued in payment of dividends on the Redeemable Convertible Preferred Stock) and/or (C) in connection with any redemption pursuant to Section 9(a) shall not exceed 19.999% of the number of shares of Common Stock outstanding on the date of the Commitment Letter, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (as adjusted, the

“MAXIMUM COMMON STOCK ISSUANCE”), unless the issuance of shares of Common Stock (A) upon the conversion of all shares of Redeemable Convertible Preferred Stock (including upon conversion of shares of Redeemable Convertible Preferred Stock issued in payment of dividends), (B) in payment of dividends on the Redeemable Convertible Preferred Stock (including on shares of the Redeemable Convertible Preferred Stock previously issued in payment of dividends on the Redeemable Convertible Preferred Stock) and/or (C) in connection with any redemption pursuant to Section 9(a) in excess of the Maximum Common Stock Issuance shall first be approved by the Company’s stockholders in accordance with applicable law, the rules, regulations and listing standards of the American Stock Exchange and the Bylaws and Certificate of Incorporation of the Company (each as amended). In the event that (i) an adjustment to the Conversion Price hereunder or (ii) the payment of a dividend on the Redeemable Convertible Preferred Stock in additional shares of the Redeemable Convertible Preferred Stock results in the sum of (i) the number of shares of Common Stock then issuable by the Company upon the conversion of all outstanding shares of the Redeemable Convertible Preferred Stock (after giving effect to such adjustment in the Conversion Price or such dividend payment in additional shares of the Redeemable Convertible Preferred Stock, as the case may be) and/or in connection with any redemption pursuant to Section 9(a), plus (ii) the number of shares of Common Stock previously issued upon conversion of shares of Redeemable Convertible Preferred Stock or in connection with any redemption pursuant to Section 9(a) exceeding the Maximum Common Stock Issuance, then the Company will, within five Business Days of the date of such adjustment or payment, provide written notice to the Holders regarding such fact and the resulting potential limitation on the Holders’ ability to convert shares of the Redeemable Convertible Preferred Stock into Common Stock.

5. The definition of “Conversion Price” set forth in Section 24 of the Certificate is hereby corrected to read in its entirety as follows.

“CONVERSION PRICE” means the lesser of (i) $2.48 or (ii) beginning June 25, 2007, the product (rounded to the nearest cent) of the June 2007 VWAP multiplied by 1.10, in either case subject to adjustment as set forth in Section 14.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed by its duly authorized officer on this 28th day of June, 2007.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Nicolas J. Evanoff
Name:	Nicolas J. Evanoff
Title:	Vice President, General Counsel and Secretary